                                                                   EXHIBIT 99.1

i2 TECHNOLOGIES                                                          [LOGO]
================================================================================
                                                                   PRESS RELEASE

i2 TECHNOLOGIES AND INTERTRANS LOGISTICS SOLUTIONS FINALIZE MERGER


IRVING, TX
May 5, 1998

i2 Technologies, Inc. (NASDAQ: ITWO), the leading provider of supply chain optimization and decision support solutions, announced that it finalized its merger with InterTrans Logistics Solutions, the market leading provider of software designed to manage both the daily operations and the tactical and strategic planning aspects of transportation and logistics activities across the supply chain, which was first announced on March 24, 1998. Under the terms of the agreement, i2 will issue up to 1.66 million shares of its common stock for all the outstanding shares and stock options of InterTrans in a transaction accounted for as a pooling of interests. InterTrans, headquartered in Markham, Ontario, will continue to operate as an independent business unit.

ABOUT i2 TECHNOLOGIES:
Founded in 1988, i2 Technologies' planning, optimization and decision support solutions are in use across a variety of industries, including consumer goods, automotive, metals, high tech and electronics. i2 Technologies' RHYTHM family of solutions provides complete supply chain management from sourcing and manufacturing to distribution, logistics and transportation planning. i2 is headquartered in Irving, TX, and with the addition of InterTrans has approximately 1,400 employees and maintains offices worldwide. The Company was ranked first in the software category on Forbes ASAP's 1998 list of "The ASAP Top 100 Dynamic Companies." i2 also was recognized as a "Technology of the Year" in Industry Week's Fifth Annual Technology & Innovation Awards. For additional information, visit i2 on the web at http://www.i2.com.

CONTACT:
Angela Schwecke                              Brent Anderson
Public Relations, i2 Technologies            Investor Relations, i2 Technologies
214-860-6000                                 214-860-6000
angela_schwecke@i2.com                       brent_anderson@i2.com

                                       ###
PR-251